UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 2, 2012

NABORS INDUSTRIES LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-32657	98-0363970
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Crown House 4 Par-la-Ville Road Second Floor Hamilton, HM08 Bermuda		N/A
(Address of principal executive offices)		(Zip Code)

(441) 292-1510

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2011, Nabors Industries Ltd. (the “Company”) filed a current report on Form 8-K indicating our intention to record a $100 million contingent liability, to be reflected in our fourth-quarter results and year-end financial statements, in connection with the appointment of a new chief executive officer and stemming from the provisions of our employment agreement with Eugene M. Isenberg, who had served as Chief Executive Officer since 1987. Although he remained the Chairman of the Board of Directors, the change in status could have permitted Mr. Isenberg to terminate the employment agreement due to constructive termination and receive a termination payment in the amount of $100 million, together with certain other benefits.

On February 2, 2012, the Company and Nabors Industries, Inc. (“Nabors Delaware”) entered into an agreement with Mr. Isenberg, effective December 31, 2011, pursuant to which:

•

Mr. Isenberg voluntarily terminates both his employment with the Company and his Employment Agreement, and forgoes any right to payment in connection with such termination, including the $100 million discussed above;

•

Mr. Isenberg will continue as Chairman of the Board, but will not stand for reelection as a director when his term expires in June 2012; at that time, he will be appointed Chairman Emeritus for a three-year term, which will be extended for additional one-year terms unless terminated by him or by the Company, and receive cash compensation equal to other nonemployee directors;

•

Nabors Delaware will pay $6,600,000 into an escrow account, which will bear interest at the guaranteed rate of 6% per annum and will be distributed either to Mr. Isenberg’s estate or to the trustees of his revocable trust;

•

Mr. Isenberg ceases participation in the Company’s benefit plans and forfeits any benefits available to him thereunder (including forfeiture of the balance in his deferred bonus account), except as stated below or otherwise required by law:

•

he and his spouse continue to participate in medical, dental and life insurance coverage until either receives equivalent coverage and benefits under the plans and programs of a subsequent employer or their death;

•	he remains entitled to distribution of vested account balances in the Company’s 401(k) plan and its Deferred Compensation Plan; and

•	he retains certain benefits under the split-dollar life insurance agreements in effect between him and Nabors Delaware.

•	all of Mr. Isenberg’s stock option and restricted stock awards were already fully vested and remain subject to the applicable plans and agreements governing them; and

•	Mr. Isenberg waives all claims or other liabilities related to the Employment Agreement or his termination of employment, and the Company waives certain claims against Mr. Isenberg.

The foregoing discussion is qualified in its entirety by reference to the agreement, a copy of which is filed as Exhibit 99.1 hereto and incorporated by reference.

On February 6, 2012, we issued a press release announcing the agreement, termination of the employment agreement and forfeiture of the $100 million payment. We also announced that we are reviewing our previously announced plans to record a $100 million contingent liability in the fourth quarter. A copy of the press release is furnished herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Agreement

99.2	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABORS INDUSTRIES LTD.

Date: February 6, 2012	By:	/s/ Mark D. Andrews
Mark D. Andrews
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Agreement

99.2	Press Release